ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2013

- Review of 2013 Operating Activities -
- Provides Business Outlook for 2014 -

Addison, Texas, April 1, 2014; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the fourth quarter and year ended December 31, 2013 and provided a review of its operating activities.

2013 has been an outstanding year for the Company, with many significant milestones being achieved:

¬	The financial stability of the Company was established through a financing in January 2013 that yielded $3.8 million over a 16 month period;

¬	Substantial expansion in the international marketing and distribution network and the global key opinion leader support groups;

¬	Initiation of clinical and pharmacoeconomic studies to support global commercialization efforts;

¬	Advancement of discussions with strategic partners for product licensing;

¬	Our balance sheet was restructured and improved through the elimination of all outstanding Preferred Stock and from the redemption of the Secured Convertible Note; and

¬	Publications of Altrazeal® papers in two peer reviewed scientific journals.

In 2013 the extent of the global opportunity for Altrazeal® became more apparent with the signing of marketing and distribution agreements in several developing markets such as India. Negotiations are ongoing in many additional developing markets which previously had not been considered potential opportunities for Altrazeal® commercialization. The extensive Altrazeal® commercialization activities conducted in 2013 have positioned the Company for rapid revenue growth in 2014 and beyond.  In 2014 Altrazeal® will be commercialized in an estimated 30 additional markets, including most of the important European markets. These commercialization activities will be supported by the publication of clinical data and pharmacoeconomic analysis.

Commenting on the 2013 activities and the business outlook for 2014, Kerry P. Gray, President and CEO of ULURU stated, “2013 has been a year of great achievement, we have overcome numerous challenges and are now well positioned to capitalize on the Altrazeal® opportunity. I believe a number of the programs implemented in 2013, including the clinical program and pharmacoeconomic activities, will provide outstanding data to support Altrazeal®. ULURU is now ideally situated with Altrazeal® to capitalize on the increasing government pressures to reduce the overall total cost of wound care.”

For the fourth quarter of 2013, the Company reported a net loss of $0.86 million, or $0.04 per share, compared with a net loss of $0.98 million, or $0.10 per share, for the same period last year.  For the year ending December 31, 2013, the Company reported a net loss of $3.08 million, or $0.21 per share, compared with a net loss of $3.53 million, or $0.42 per share, for the same period of 2012.

Revenues
Revenues for the fourth quarter of 2013 were $129,000, compared to $165,000 for the fourth quarter of 2012.  The decrease of approximately $36,000 in revenues from the fourth quarter of 2013 compared to the fourth quarter of 2012 was primarily due to a decrease of $59,000 in Altrazeal® veterinary product sales. This decrease was partially offset by an increase of $20,000 in royalties associated with Altrazeal®.

For the year ending December 31, 2013, revenues were $371,000, compared to $371,000 for the same period in 2012.  Although the revenue totals were the same, there were changes within revenue categories versus the prior year, comprised of an increase of $30,000 in royalties associated with Altrazeal®, $71,000 increased Altrazeal® sales which were offset by reduced veterinary sales of $59,000 and a decrease of approximately $50,000 in royalties associated with Aphthasol®.

Research and Development
Research and development expenses for the fourth quarter of 2013 were $211,000, including $5,000 of share-based compensation, compared to $316,000, including $1,000 of share-based compensation, for the fourth quarter of 2012.  The decrease of approximately $105,000 in research and development expenses was due to decreases in regulatory costs of $109,000 associated with PDUFA fees and clinical study costs of $20,000.  These decreases were partially offset by an increase in scientific compensation cost of $28,000 related to a higher head count.

For the year ending December 31, 2013, research and development expenses were $788,000, including $17,000 of share-based compensation, compared to $833,000, including $10,000 of share-based compensation, for the same period in 2012.  The decrease of approximately $45,000 in research and development expenses was primarily due to a $108,000 decrease in regulatory costs associated with PDUFA fees, a $58,000 decrease in scientific compensation costs related to a lower head count, and a $40,000 decrease in clinical study costs.  These expense decreases were partially offset by a $167,000 increase in development costs primarily relating to commercialization of Altrazeal®.

Selling, general and administrative
Selling, general and administrative expenses for the fourth quarter of 2013 were $374,000, including $20,000 in share-based compensation, compared to $425,000, including $8,000 in share-based compensation, for the fourth quarter of 2012.  The decrease of approximately $51,000 in selling, general and administrative expenses was primarily due to a decrease of $50,000 in legal fees related to equity transactions, filings with the SEC and licensing matters.  These decreases were partially offset by an increase of $15,000 in legal fees related to a licensing agreement dispute.

For the year ending December 31, 2013, selling, general and administrative expenses were $1,288,000, including $65,000 of share-based compensation, compared to $1,791,000, including $36,000 of share-based compensation, for the same period in 2012.  The decrease of approximately $503,000 in selling, general and administrative expenses was primarily due to a decrease of $330,000 in sales & marketing costs due to a revised sales and marketing plan, a decrease of $104,000 in legal fees related to equity transactions, filings with the SEC and licensing matters, a decrease of $54,000 in investor relations consulting, a decrease of $46,000 in bad debt expense, and a decrease of $40,000 in insurance costs.  These decreases were partially offset by an increase of $86,000 in legal fees related to a licensing agreement dispute and an increase of $32,000 in costs for director fees.

Amortization of Intangible Assets
Amortization expense for the fourth quarter and full year of 2013 were $120,000 and $475,000 respectively, essentially the same as for the corresponding periods in 2012.

Depreciation
Depreciation expense for the fourth quarter of 2013 was $59,000 as compared to $66,000 for the fourth quarter of 2012.

For the year ending December 31, 2013, depreciation expense was $245,000 as compared to $291,000 for the same period in 2012.  The decrease of $46,000 is attributable to certain equipment being fully depreciated.

Interest Expense
Interest expense for the fourth quarter of 2013 was $121,000 as compared to $137,000 for the fourth quarter of 2012.  The decrease of approximately $16,000 is primarily attributable to lower interest costs associated with our convertible debt.

For the year ending December 2013, interest expense was $507,000 as compared to $328,000 for the same period of 2012. The increase of approximately $179,000 is primarily attributable to costs associated with our convertible debt.

Mr. Gray continued, “The 2013 operating results reflect an improvement over 2012 of $600,000 in our operating loss which has been achieved through further cost cutting measures. The Company’s balance sheet was significantly improved in 2013 with a reduction of $1.4 million in liabilities. Although we are marginally behind our projected timing of revenue acceleration, which had been originally anticipated in the fourth quarter, we anticipate that our 2014 results will be in line with our prior expectations. We have now financially structured the Company to quickly eliminate our operating losses as our revenue base expands. With the significant expansion of international marketing and distribution partners, that continue to grow, and the associated expansion in our revenue base, 2014 promises to be an exciting year with significant improvement in financial performance.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc., (the "Company”).   The progress of our technology development, clinical and regulatory results for our products, clinical advantages of our products, and cost saving generated by Altrazeal®, anticipated product launches and regulatory filings, near term revenue opportunities and anticipated extensions of product lines. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2013 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues
License fees	$14,861	$11,400	$48,688	$40,563
Royalty income	19,740	---	30,016	49,918
Product sales	94,459	154,056	291,864	280,113
Total Revenues	129,060	165,456	370,568	370,594

Cost and Expenses
Cost of goods sold	117,886	107,793	222,122	243,538
Research and development	210,530	315,735	788,242	832,931
Selling, general and administrative	373,541	425,385	1,288,050	1,791,221
Amortization of intangible assets	119,763	119,763	475,148	476,450
Depreciation	59,168	65,583	244,704	291,274
Total Costs and Expenses	880,888	1,034,259	3,018,266	3,635,414
Operating (Loss)	(751,828)	(868,803)	(2,647,698)	(3,264,820)

Other Income (Expense)
Interest and miscellaneous income	14,122	27,974	69,686	61,719
Interest expense	(120,564)	(137,240)	(506,529)	(328,248)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Gain on sale of equipment	---	---	3,627	---
(Loss) Before Income Taxes	(858,270)	(978,069)	(3,080,914)	(3,531,349)

Income taxes	---	---	---	---
Net (Loss)	$(858,270)	$(978,069)	$(3,080,914)	$(3,531,349)

Less preferred stock dividends	---	(12,288)	(30,236)	(47,456)
Net (Loss) Allocable to Common Stockholders	$(858,270)	$(990,357)	$(3,111,150)	$(3,578,805)

Basic and diluted net (loss) per common share	$(0.04)	$(0.10)	$(0.21)	$(0.42)

Weighted average number of common shares outstanding	18,023,036	9,648,036	14,772,578	8,493,703

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$5,119	$21,549
Current assets	1,487,324	1,115,982
Property and equipment, net	638,614	845,535
Other assets	3,775,676	5,366,600
Total assets	5,901,614	7,328,117

Current liabilities	3,270,064	3,889,734
Long term liabilities – convertible note payable	---	751,543
Long term liabilities – deferred revenue	898,133	835,553
Total liabilities	4,168,197	5,476,830
Total stockholders’ equity	1,733,417	1,851,287